Exhibit 8.1

Reed Smith LLP 10 South Wacker Drive Chicago, IL 60606-7507 +1 312 207 1000 Fax +1 312 207 6400 reedsmith.com

July 21, 2021

SomaLogic, Inc.

2945 Wilderness Place

Boulder, CO 80301

Ladies and Gentlemen:

We have acted as counsel to SomaLogic, Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of March 28, 2021, entered into by and among CM Life Sciences II, Inc., a Delaware corporation (“CMLS II”), S-Craft Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of CMLS II (“Merger Sub”), and the Company (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company with the Company continuing as the surviving corporation and a wholly owned subsidiary of the CMLS II, on the terms and conditions set forth therein (the “Merger”).

For purposes of this letter, any capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

In rendering our opinion, we have examined such documents as we have deemed appropriate, including (i) the Merger Agreement, (ii) the Registration Statement on Form S-4 (the “Registration Statement”) initially filed by CMLS II with the Securities and Exchange Commission (the “Commission”) on May 14, 2021, and any amendments thereto, and (iii) the representation letters of the Company, CMLS II and Merger Sub delivered to us for purposes of this opinion (the “Representation Letters”). In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, and other instruments and have made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

We have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time, (iii) the representations made by the Company, CMLS II and Merger Sub in the Representation Letters are and will remain accurate and complete at all times up to and including the Effective Time, and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of,” or based on the belief of, the Company, CMLS II or Merger Sub, or that are similarly qualified, are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time, in each case without such qualification. We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

ABU DHABI ♦ ATHENS ♦ AUSTIN ♦ BEIJING ♦ BRUSSELS ♦ CENTURY CITY ♦ CHICAGO ♦ DALLAS ♦ DUBAI ♦ FRANKFURT ♦ HONG KONG HOUSTON ♦ KAZAKHSTAN ♦ LONDON ♦ LOS ANGELES ♦ MIAMI ♦ MUNICH ♦ NEW YORK ♦ PARIS ♦ PHILADELPHIA ♦ PITTSBURGH ♦ PRINCETON RICHMOND ♦ SAN FRANCISCO ♦ SHANGHAI ♦ SILICON VALLEY ♦ SINGAPORE ♦ TYSONS ♦ WASHINGTON, D.C. ♦ WILMINGTON

July 21, 2021 Page 2

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein and in the Registration Statement, it is our opinion that for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and/or as part of a transaction governed by Section 351 of the Code.

We express no opinion on any issue relating to the tax consequences of the Merger other than those expressly set forth above. The opinion set forth in this letter is based on relevant current provisions of the Code, and the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), all as of the date hereof and all of which are subject to change (possibly with retroactive effect). Changes in applicable law could adversely affect our opinion. We express no opinion other than as to the federal income tax laws of the United States of America. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position.

We are furnishing this opinion solely in connection with the consummation of the Merger and this opinion is not to be used or relied upon for any other purposes without our express written consent. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, changes in the federal income tax laws or the application or interpretation thereof, any factual matters arising subsequent to the date hereof or the impact of any information, fact, document, certificate, record, representation, statement, covenant or assumption relied upon herein that becomes incorrect or untrue. Any change in applicable laws or facts and circumstances surrounding the Merger and related transactions, or any inaccuracy in the information, documents, certificates, records, statements, facts, covenants, assumptions or representations upon which we have relied, may affect the validity of the opinion set forth herein.

We hereby consent to the use of our name in the Registration Statement under the heading “Certain Material U.S. Federal Income Tax Considerations” and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Reed Smith LLP